EXHIBIT 99.1

BROADRIDGE APPOINTS TIM GOKEY PRESIDENT

LAKE SUCCESS, N.Y., August 3, 2017 - Broadridge Financial Solutions, Inc. (NYSE: BR) today announced that Tim Gokey has been appointed President, effective September 1, 2017. Mr. Gokey is assuming the title of President from Broadridge Chief Executive Officer Rich Daly, who remains Chief Executive Officer and a Director of the Company. Mr. Gokey will also continue in his role as Chief Operating Officer.
“Tim has been invaluable to Broadridge’s growth and evolution over the past seven years, and this promotion is a result of his leadership and performance,” said Mr. Daly. “As COO, he has been instrumental in expanding our suite of products and services, both organically and through acquisitions, to drive our growth and enhance our position as a trusted solutions provider. Since the day Tim joined Broadridge, he has helped me and the entire leadership team pursue new opportunities and tackle challenges as a selfless partner.”
Mr. Daly added, “I look forward to continuing to work closely with Tim over the coming years as we position Broadridge to create additional value for all our stakeholders.” Mr. Gokey joined Broadridge in 2010 as Chief Corporate Development Officer and was promoted to Chief Operating Officer in 2012. As COO, Mr. Gokey has been responsible for the overall operation of Broadridge’s business units including both its Investor Communication Solutions and its Global Technology and Operations businesses.
Prior to joining Broadridge, Mr. Gokey was President of the Retail Tax business at H&R Block from 2004. Previously, he spent 13 years at McKinsey and Company, most recently as a partner of the firm. At McKinsey, Mr. Gokey served over two dozen Fortune 500 and 1000 companies, primarily in the financial services industry, and led McKinsey’s North American Financial Services Sales and Marketing Practice.
“I am incredibly proud of Broadridge and its more than 10,000 dedicated associates,” Mr. Gokey said. “The financial services industry continues to need transformation to digital and mutualized solutions and Broadridge will continue to lead this change. I appreciate the vote of confidence from Rich and the Board and look forward to continuing to work with Rich and our team to create new value for Broadridge’s clients, associates, and shareholders.”
About Broadridge
Broadridge Financial Solutions, Inc. (BR) a global fintech leader, provides investor communications and technology-driven solutions for broker-dealers, banks, mutual funds, and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities.  With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90 percent of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day.  Broadridge employs over 10,000 full-time associates in 16 countries.
For more information about Broadridge, please visit www.broadridge.com.
Contact:
Investors:
Edings Thibault
Investor Relations
(516) 472-5129
Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966